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FOR IMMEDIATE RELEASE                      FOR FURTHER INFORMATION
                                           PLEASE CONTACT:

December 28, 1998                          ROBERT UCCIFERRI, PRESIDENT
                                           AND CHIEF EXECUTIVE OFFICER, OR
                                           BARRY MOORE, SENIOR EVP
                                           AND CHIEF FINANCIAL OFFICER
                                           (714) 685-1317


                                PRESS RELEASE
                                -------------

                   BYL BANCORP ANNOUNCES SALE OF UNGUARANTEED
                              INTERESTS IN SBA LOANS

Yorba Linda, CA - BYL Bank Group ("BYL"), a wholly-owned subsidiary of BYL Bancorp (the "Company") (NASDAQ National Market "BOYL"), announced that BYL has sold approximately $38.1 million of aggregate principal amount of unguaranteed interests (the "Unguaranteed Interests") in loans (the "SBA Loans") partially guaranteed by the U.S. Small Business Administration (the "SBA") to a newly-created trust (the "Trust") for the benefit of the SBA and the holders of certificates representing interests in such Trust. The Trust consists of the Unguaranteed Interests in the SBA Loans, and the Trust has issued 3 classes of certificates representing certain fractional undivided ownership interests in the Trust (the "Certificates").

The Certificates bear adjustable interest rates with the Class A Certificates constituting $34.4 million aggregate principal amount, the Class M Certificates constituting $6.02 million aggregate principal amount, and the Class B Certificates constituting $2.58 million aggregate principal amount. The Class B Certificates were retained by BYL and are subordinate to the Class A and Class M Certificates. The Class M Certificates are subordinate to the Class A Certificates. The Class A and the Class M Certificates were sold to a limited number of "Qualified Institutional Buyers" as defined in Rule 144A under the Securities Act of 1933 and institutional "Accredited Investors" as defined in Rule 501 under the Securities Act.

Robert Ucciferri, President and CEO of the Company, stated "We are very pleased with the results of this sale of the unguaranteed interests of SBA loans. As has been the case in similar past sales of the unguaranteed interests in our SBA loans, this latest sale is part of our plan to periodically sell the unguaranteed portions which are created through our substantial SBA loan origination activities."

BYL Bancorp is a California corporation headquartered in Yorba Linda, California whose principal operating subsidiary is the BYL Bank Group. The Bank Group's primary market area is Orange and Riverside Counties, California in which it operates nine full-service banking centers and two divisional loan origination offices. Additionally, the Bank Group has mortgage loan origination offices in Arizona, Colorado, Kansas, Oregon, Utah and Washington state. The Bank's specialized loan origination divisions, Mortgage and SBA, operate under the name of Bank of Yorba Linda, a division of BYL Bank Group. The Bank Group specializes in originating and selling non-conforming and conforming residential real estate loans and SBA guaranteed loans. The shares of common stock of BYL Bancorp trade on the NASDAQ National Market System under the symbol "BOYL".